Exhibit 99.1

For immediate release

Contacts:	Valerie Brodie	Neville Hobson
	VP, IR & Corporate Communications	VP Corporate Communication
	Epicor Software Corporation	Scala Business Solutions
	Irvine, CA, USA	Amsterdam, The Netherlands
	Phone +1 949-585-4293	Phone +31 20 427 4361
	E-mail vbrodie@epicor.com	E-mail neville.hobson@scala.net

Epicor Announces Final Amount

Offered in Exchange for Scala Ordinary Shares

IRVINE, Calif., USA, and AMSTERDAM, The Netherlands – June 8, 2004 – Epicor® Software Corporation (NASDAQ: EPIC) and Scala® Business Solutions N.V. (Euronext: A.SCALA) announced today the final amount offered for each issued and outstanding ordinary share of Scala Business Solutions N.V. (Euronext: A.SCALA) in connection with Epicor’s previously announced public offer.

For each Scala ordinary share that is validly tendered and delivered pursuant to the offer and accepted by Epicor, Epicor will pay US$ 1.8230 in cash and 0.1795 shares of Epicor common stock, par value US$ 0.001 per share. No adjustment will be made to the cash portion of the offer price under the previously announced adjustment formula, as the product of (x) the average closing price of Epicor’s common stock during the ten Nasdaq trading day period ending two full trading days prior to the expiration of the offer of US$ 13.36 and (y) 0.1795 is greater than US$ 1.8327.

Both companies reconfirm their commitment to the planned business combination and the numerous synergies and strategic opportunities of the combined entity as previously announced. Epicor’s board of directors reconfirms its full commitment to this strategic transaction. Scala’s supervisory board and managing board reconfirm their full support for the Offer, and unanimously recommend that Scala’s shareholders accept it.

The offer expires at 3:00 p.m. Central European Time on June 11, 2004.

About Epicor Software Corporation

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise software to midmarket companies around the world. With over 15,000 customers, Epicor has delivered end-to-end, industry-specific solutions that enable companies to immediately improve business operations and build competitive advantage. Epicor’s comprehensive suite of integrated software solutions for Customer Relationship Management, Financials, Manufacturing, Supply Chain Management, Professional Services Management and Collaborative Commerce provide the scalability and flexibility to support long-term growth. Epicor’s solutions are complemented by a full range of services, providing single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters is located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

About Scala Business Solutions

Scala Business Solutions offers a collaborative ERP system to make business simple. Whether companies do business in established or emerging markets, or even in some of the world’s most difficult-to-get-to places, Scala offers them the most complete, integrated ERP, CRM and SCM solution on a Web services platform to help them increase their business efficiency and productivity. Scala has the local know-how and expertise to deliver results for businesses anywhere in the world, gained from over 25 years working with international companies and their subsidiaries and divisions in all types of industries. Scala delivers software and services which support local currencies, accounting regulations and legal requirements in more than 30 languages in over 140 countries. Scala is listed on the Euronext Amsterdam Stock Exchange (symbol: SCALA). 2003 revenue was US$ 69.1 million. Visit Scala’s Web site at www.scala.net for press information including press releases, information for investors, and company and product information.

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Epicor is a registered trademark of Epicor Software Corporation. All other trademarks referenced are the property of their respective owners.

© 2004 Scala Business Solutions NV. All rights reserved. The Scala logo, Scala® and iScala® are registered trademarks. Other trademarks or registered trademarks are the property of their respective owners.

Additional Information and Where to Find It

Epicor has filed a registration statement on Form S-4 containing a prospectus and as of May 13, 2004 made available an offering memorandum in connection with the Offer. The shareholders of Scala are urged to read these documents and other relevant materials when they become available because they contain important information about the Offer, Epicor and Scala. Investors and shareholders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s Web site at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC by Epicor on Epicor’s Investor Relations page on its corporate Web site at www.epicor.com/company/investor/ or on Scala’s Investor Relations page on its corporate Web site, www.scala.net/investors/epicor/.

The prospectus is not a prospectus as referred to in article 3 paragraph 2 sub b of the 1995 Act on the Supervision of the Dutch Securities Trade (Wet toezicht effectenverkeer 1995). The Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) has granted Epicor a dispensation from the requirement pursuant to article 3 paragraph 1 of the aforementioned Act.